Exhibit 10(j)

FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to the Executive Employment Agreement is made and entered into on July 6th, 2022, by and between Kimball International, Inc. (“Kimball”) and Kristine L. Juster (“Executive”).

WHEREAS, Kimball and Executive are parties to an Executive Employment Agreement dated as of October 24, 2018 and effective as of November 1, 2018 (the “Agreement”); and

WHEREAS, Kimball and Executive now desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement, effective as of July 6, 2022, to read as follows:

1. Section 6(c) of the Agreement is amended to read as follows:

c) Other Benefit Programs. Executive shall also be entitled to: (i) benefits under Kimball’s generally applicable welfare and retirement plans, in accordance with the respective terms of such plans; and (ii) Executive’s rights under the 2016 Annual Cash Incentive Plan, as amended, or any subsequent replacement plan, the Supplemental Employee Retirement Plan, the 2017 Stock Plan and award agreements granted thereunder, and any other equity or incentive plan, in accordance with the respective terms of those plans and agreements; provided that if Executive meets performance goals as shall be mutually agreed upon by the Compensation and Governance Committee of the Board of Directors for the Fiscal Year ending June 30, 2023, then effective July 1, 2023 and subject to Executive remaining employed as CEO of Kimball through June 30, 2024, Executive shall receive payment for any performance-based Full Value Awards under the 2017 Stock Plan and any incentive payments under the 2016 Annual Cash Incentive Plan, as amended, or any subsequent replacement plan, in the same amounts and at the same time as if Executive had continued in active employment through the end of the applicable performance periods and vesting dates (based on actual Salary earned through the Termination Date with respect to any cash incentive payments). If Executive does not meet such performance goals and continue as CEO through June 30, 2024, Executive’s entitlement to payment for Awards under the 2017 Stock Plan and incentive payments under the 2016 Annual Cash Incentive Plan, as amended, or any subsequent replacement plan, shall be determined without regard to this proviso. For purposes of determining whether Executive is eligible for the classification of retirement, if applicable, under the 2016 Annual Cash Incentive Plan, as amended, or any subsequent replacement plan, the Supplemental Employee Retirement Plan, as amended, or any subsequent replacement plan, or the 2017 Stock Plan, as amended, or any subsequent replacement plan, the Rule of 65 shall be used. To the extent that the provisions of this subsection (c) are inconsistent with the provisions of Executive’s Award Agreements, the Executive and Kimball hereby amend those Award Agreements to include the provisions of this subsection, which supersede any inconsistent provisions of the Award Agreements.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement on the 12th day of July, 2022

KIMBALL INTERNATIONAL, INC.		EXECUTIVE
By:		By:
	[Name]		[Name]
Its:	[Title]